EXHIBIT 99.1

Bay Bancorp, Inc. Announces Second Quarter 2015 Results and Stock Repurchase Program

COLUMBIA, Md., July 30, 2015 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. ("Bay") (NASDAQ:BYBK), the savings and loan holding company for Bay Bank, FSB ("Bank"), announced today net income of $0.55 million or $0.05 per basic and diluted share for the second quarter of 2015, compared to net income of $0.34 million or $0.03 per basic and diluted share for the first quarter of 2015, and $2.76 million or $0.27 per basic and diluted share for the second quarter of 2014. Bay reported net income of $0.89 million or $0.08 per diluted share for the first half of 2015, compared to $2.84 million or $0.29 per diluted share for the first half of 2014, which included a bargain purchase gain from the May 30, 2014 acquisition of Slavie Federal Savings Bank from the FDIC (the "Slavie Acquisition") and income from the recognition of the remaining interest rate mark-to-market adjustment related to the Bank's exit from its IRA business, representing a combined $3.1 million of pre-tax income. Excluding the benefit of the 2014 bargain purchase gain and exit of the IRA business, pre-tax income increased by $0.84 million for the first half of 2015 when compared to the first half of 2014.

Commenting on the announcement, Joseph J. Thomas, President and CEO, said, "As we continue to execute our growth strategy, both organically and through strategic acquisitions, we completed a series of steps in the second quarter to enhance franchise growth with the hiring of Rich Ohnmacht as Corridor Market President, reduce non-interest expense with the consolidation of our headquarters location to Columbia and manage our capital levels with the adoption of a stock repurchase program, all combined as a path to enhance stockholder value." Thomas continued, "The Board's approval of a stock repurchase program reflects continued confidence in the value of our company and our ability to execute the Company's key strategies as the bank built by entrepreneurs for entrepreneurs."

Highlights from the First Six Months of 2015

The Bank's relationship management activities resulted in the growth of new loans in the Bank's originated portfolio by a 21.3% annualized pace in the first six-months of 2015. Deposit mix changes were favorable, with declines in certificate of deposit balances offset by noninterest-bearing deposit growth, as the Bank recorded annualized growth of over 13% for this deposit type during the period. Bay has a very strong capital position and capacity for future growth with total regulatory capital to risk weighted assets of 17.4% as of June 30, 2015. The Bank has a proven record of success in acquisitions and acquired problem asset resolutions and, at June 30, 2015, had $12.3 million in remaining net purchase discounts on acquired loan portfolios.

Specific highlights are listed below:

  The return on average assets for the three- and six-month periods ended June 30, 2015 was 0.46% and 0.37%, respectively, as compared to 2.37% and 1.32%, respectively, for the same periods of 2014. The return on average equity for the three- and six-month periods ended June 30, 2015 was 3.26% and 2.66%, respectively, as compared to 17.61% and 9.89%, respectively, for the same periods in 2014.

  Total assets were $489 million at June 30, 2015 compared to $487 million at March 31, 2015 and $480 million at December 31, 2014.

  Total loans were $386 million at June 30, 2015, a decrease of 1.5% from $392 million at March 31, 2015, a decrease of 1.9% from $393 million at December 31, 2014 and a decrease of 2.4% from $395 million at June 30, 2014.

  Total deposits were $384 million at June 30, 2015, a decrease of 4.9% from $404 million at March 31, 2015, a decrease of 0.9% from $388 million at December 31, 2014 and a decrease of 8.3% from $419 million at June 30, 2014. Non-interest bearing deposits were $97 million at June 30, an increase of 6.5% from $92 million at December 31, 2014.

  Net interest income for the three- and six-month periods ended June 30, 2015 totaled $5.5 million and $10.8 million, respectively, compared to $5.8 million and $11.0 million, respectively, for the same periods of 2014. Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments. Earning asset leverage was the primary driver in year-over-year results, as average earning loans and investments increased to $425 million for the six months ended June 30, 2015, compared to $365 million for the same period of 2014.

  Net interest margin for the three- and six-month periods ended June 30, 2015 was 4.88% and 4.81%, respectively, compared to 5.56% and 5.48%, respectively, for the same periods of 2014. The margin for six-months ended June 30, 2015 reflects the variable pace of discount accretion recognition within interest income and the impact of fair value amortization on the interest expense of acquired deposits. For the six-months ended June 30, 2015, the earning asset portfolio yield was influenced by a $1.19 million decline in net discount accretion of purchased loan discounts recognized in interest income and a $0.66 million decrease in the fair value amortization on deposits when compared to the same period of 2014. The margin declined by 67 basis points during the six months ending June 30, 2015 when compared to a year earlier, with the reduction in loan and deposit accretion accounting for 82 basis points of the fluctuation.

  Nonperforming assets decreased to $13.1 million at June 30, 2015 or 16.1%, from $15.61 million at March 31, 2015, and declined 29.0% from $18.46 million at June 30, 2014. The second quarter of 2015 decrease resulted from the Bank's continued resolution of acquired nonperforming loans.

  The provision for loan losses for the three and six months ended June 30, 2015 was $297,000 and $572,000, respectively, compared to $141,000 and $360,000, respectively, for the same periods of 2014. The increases for the 2015 periods were primarily the result of increases in loan originations. As a result, the allowance for loan losses was $1.43 million at June 30, 2015, representing 0.37% of total loans, compared to $1.35 million, or 0.35% of total loans, at March 31, 2015 and $1.29 million, or 0.33% of total loans, at December 31, 2014. Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future due to the gradual accretion of the discount on the acquired loan portfolios and an increase in new loan originations.

Stock Repurchase Program

Bay today also announced that the Board of Directors has authorized the repurchase of up to 250,000 shares of its common stock. Bay plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions, at Bay's discretion. The repurchase program is authorized to continue for the next twelve (12) months.

The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of Bay's common stock, securities laws restrictions, including but not limited to compliance with blackout periods, regulatory requirements, potential alternative uses for capital, and market and economic conditions. Bay intends to fund any repurchases through its consolidated earnings and borrowings under its holding company credit facility. Repurchased shares will be cancelled and returned to unissued but authorized status. The repurchase program does not obligate Bay to acquire any particular amount of shares and the repurchase program may be modified, suspended or discontinued at any time, at Bay's discretion.

Second Quarter Events

On May 27, 2015, Bay announced the election of two new members of its Board of Directors. Pierre Abushacra is a resident of Montgomery County, Maryland and the founder and CEO of Firehook Bakery, a retail and wholesale bakery with 10 locations in the broader Washington, D.C. market. Michael Chairamonte is the founder and former President of the Southern Maryland Healthcare System based in Prince George's County, Maryland before its sale to MedStar.

On June 1, 2015, the Bank announced that Richard H. Ohnmacht, a long-time resident of Howard County, joined the Bank as Corridor Market President and Senior Vice President where he will lead efforts to expand the Bank's reach into the Washington, D.C. corridor.

On July 1, 2015, the Bank announced it moved its corporate headquarters to Columbia, Maryland, where it also opened a new full service branch on April 27, 2015. This is the Bank's first branch in Howard County, Maryland. The headquarters and branch are located at 7151 Columbia Gateway Drive. The headquarters change resulted in 14 associates relocating to Columbia and 13 associates remaining in the Lutherville sales offices.

Balance Sheet Review

Total assets were $489 million at June 30, 2015, an increase of $9 million, or 1.79%, when compared to December 31, 2014. Investment securities increased by $4.4 million or 12.1% for the six-month period, while loans held for sale increased by $9.6 million or 133%. These increases were partially offset by a $7.4 million or 1.9% decline in loans held for investment.

Total deposits were $384 million at June 30, 2015, a decrease of $3.4 million, or 0.9%, when compared to December 31, 2014. The decrease was primarily due to managed declines in certificates of deposits and seasonal deposit fluctuations, offset by a $6 million or 6.5% increase in non-interest bearing deposits. The decrease in deposits resulted in an $11 million increase in short-term borrowings over the prior period.

Stockholders' equity increased to $66.1 million at June 30, 2015 compared to $65.7 million at March 31, 2015, $66.6 million at December 31, 2014, and $65.0 million at June 30, 2014. The second quarter 2015 increase related to corporate earnings partially offset by net market value adjustments on bank owned investment securities. The decrease over the first six months of 2015 related to an increase in the Bank's retirement income plan liability due to changes in actuarial assumptions, offset by related deferred taxes. The book value of Bay's common stock was $5.98 at June 30, 2015 compared to $5.96 per share at March 31, 2015 and $6.01 per share at June 30, 2014.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, decreased to $13.1 million at June 30, 2015 from $15.61 million at March 31, 2015 and from $14.34 million at December 31, 2014. The decreases were driven by related decreases in nonaccrual loans of $2.0 million and $0.43 million from March 31, 2015 and December 31, 2014 respectively. Nonperforming assets represented 2.68% of total assets at June 30, 2015, which was down from 3.22% at March 31, 2015 and from 2.99% at December 31, 2014.

At June 30, 2015, the Bank remained above all "well-capitalized" regulatory requirement levels. The Bank's tier 1 risk-based capital ratio was 17.02% at June 30, 2015 as compared to 16.22% at March 31, 2015, 16.31% at December 31, 2014 and 15.70% at June 30, 2014. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

Net income for the three- and six-month periods ended June 30, 2015 was $0.55 million and $0.89 million, respectively, compared to net income of $2.76 million and $2.84 million, respectively, for the same periods of 2014. With the changes to net income primarily the result of 2014 bargain purchase gain attributable to the Slavie Acquisition and the 2014 recognition of the remaining interest rate mark-to-market adjustment of $2.4 million related to the exit of our IRA business, changes were less comparable to prior periods.

Net interest income decreased to $10.8 million for the six months ended June 30, 2015 compared to $11.0 million for the same period of 2014. The decrease was the result of a $51.6 million growth in average interest-earning assets largely due to the Slavie Acquisition, offset by a $1.19 million decline in net discount accretion of purchased loan discounts recognized in interest income and a $0.66 million decrease in the fair value amortization on deposits. Excluding the impact of the fair value accounting, net interest income increased by $1.74 million when compared to the six months ended June 30, 2014. The net interest margin for second quarter of 2015 increased to 4.88% from 4.73% for the first quarter of 2015. The net interest margin for the six months ended June 30, 2015 decreased to 4.81% compared to 5.48% for the same period of 2014 due to the decline in discount accretion on loans and deposits.  As of June 30, 2015, the remaining net loan discounts on the Bank's loan portfolio, including loans acquired in the Slavie Acquisition, totaled $12.3 million.

Noninterest income for the three months ended June 30, 2015 was $1.6 million compared to $1.2 million for the three months ended March 31, 2015 and $4.3 million for the three months ended June 30, 2014. The increase over the immediately prior quarter was primarily the result of $0.05 million increase in electronic banking fees and by a $0.21 million increase in mortgage banking fees and gains. The decrease from the second quarter of 2014 was primarily the result of the above-mentioned 2014 $2.4 million remaining interest rate mark-to-market adjustment on IRA deposits and the $0.70 million bargain purchase gain recognized in 2014, offset by a $0.41 million increase in mortgage banking fees and gains.

Noninterest income for the six months ended June 30, 2015 was $2.8 million compared to $5.7 million for the same period of 2014. This decrease was primarily the result of the above-mentioned 2014 $2.4 million remaining interest rate mark-to-market adjustment on IRA deposits, the $0.70 million bargain purchase gain recognized in 2014 and a $0.11 million decrease in electronic banking fees, offset by a $0.49 million increase in mortgage banking fees and gains. Excluding the 2014 benefit of the bargain purchase gain and the benefit of the IRA exit, year-to-date 2015 noninterest income expanded by $0.40 million or 16.7% when compared to the same period of 2014.   Expectations are for mortgage fees and gains to expand during the remainder of 2015.

Noninterest expense reduction is a key focus for 2015 net income improvement. For the three months ended June 30, 2015, noninterest expense was $5.9 million compared to $5.7 million for the prior quarter and $6.3 million for the second quarter of 2014. The primary contributors to the decrease when compared to the second quarter of 2014 were decreases of $0.13 million in occupancy expense, $0.02 million in foreclosed property expenses, $0.08 million in advertising-related expenses and $0.13 million in merger related expenses.

For the six months ended June 30, 2015, noninterest expense was $11.6 million compared to $12.6 million for the same period of 2014. The primary contributors to the decrease when compared to the first six-months of 2014 were decreases of $0.46 million in salary and employee benefits, $0.16 million in occupancy expense, $0.16 million in foreclosed property expenses and $0.09 million in advertising-related expenses.

Bay Bancorp, Inc. Information

Bay Bancorp, Inc. is a financial holding company and a savings and loan holding company headquartered in Columbia, Maryland. Through Bay Bank, FSB, its federal savings bank subsidiary, Bay Bancorp, Inc. serves the community with a network of 11 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore Washington corridor. The Bank serves small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking. The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit. Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay Bancorp, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

Bay Bancorp, Inc.
Consolidated Balance Sheets

	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014	June 30, 2014 (unaudited)

ASSETS

Cash and due from banks	$ 8,021,913	$ 6,335,049	$ 7,062,943	$ 9,536,345
Interest bearing deposits with banks and federal funds sold	11,395,843	17,250,151	9,794,382	14,890,664
Total Cash and Cash Equivalents	19,417,756	23,585,200	16,857,325	24,427,009

Time deposits with banks	--	--	34,849	500,000
Investment securities available for sale, at fair value	39,822,541	32,890,719	35,349,889	35,829,418
Investment securities held to maturity, at amortized cost	1,277,799	1,296,793	1,315,718	--
Restricted equity securities, at cost	2,153,595	1,291,095	1,862,995	919,795
Loans held for sale	16,832,511	12,494,787	7,233,306	6,103,088

Loans, net of deferred fees and costs	385,652,537	391,537,271	393,051,192	395,046,505
Less: Allowance for loan losses	(1,432,546)	(1,353,849)	(1,294,976)	(1,099,646)
Loans, net	384,219,991	390,183,422	391,756,216	393,946,859

Real estate acquired through foreclosure	1,611,451	1,501,135	1,480,472	1,520,609
Premises and equipment, net	5,216,009	5,398,901	5,553,957	5,646,918
Bank owned life insurance	5,548,022	5,516,549	5,485,377	5,420,981
Core deposit intangible	3,019,629	3,223,737	3,478,282	3,722,865
Deferred tax assets, net	4,213,522	4,117,563	3,214,100	5,287,136
Accrued interest receivable	1,276,005	1,300,297	1,306,111	1,389,888
Accrued taxes receivable	2,134,635	2,819,468	3,122,885	--
Defined benefit pension asset	--	--	680,668	42,231
Prepaid expenses	942,914	--	--	--
Other assets	849,345	1,410,994	1,210,835	2,713,245
Total Assets	$ 488,535,725	$ 487,030,660	$ 479,942,985	$ 487,470,042

LIABILITIES

Noninterest-bearing deposits	$ 97,646,931	$ 101,629,926	$ 91,676,534	$ 104,021,800
Interest-bearing deposits	286,804,522	302,674,673	296,153,598	315,122,594
Total Deposits	384,451,453	404,304,599	387,830,132	419,144,394

Short-term borrowings	33,150,000	12,150,000	22,150,000	--
Defined benefit pension liability	1,704,352	1,731,102	--	--
Accrued expenses and other liabilities	3,102,767	3,194,319	3,319,567	3,280,059
Total Liabilities	422,408,572	421,380,020	413,299,699	422,424,453

STOCKHOLDERS' EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares, issued and outstanding 11,031,114, 11,014,517, 11,014,517, and 10,818,773 shares as of June 30, 2015, March 31, 2015, December 31, 2014, and June 30, 2014, respectively.	11,031,114	11,014,517	11,014,517	10,818,773
Additional paid-in capital	43,361,002	43,372,280	43,228,950	42,178,489
Retained earnings	11,625,473	11,079,558	10,736,305	10,540,587
Accumulated other comprehensive income	109,564	184,285	1,663,514	1,507,740
Total Stockholders' Equity	66,127,153	65,650,640	66,643,286	65,045,589
Total Liabilities and Stockholders' Equity	$ 488,535,725	$ 487,030,660	$ 479,942,985	$ 487,470,042

Bay Bancorp, Inc.
Consolidated Statements of Income (Loss)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014

Interest income:
Interest and fees on loans	$ 11,093,443	$ 10,920,217	$ 5,585,676	$ 5,779,831
Interest on loans held for sale	193,691	132,009	132,180	46,208
Interest and dividends on securities	515,698	492,453	258,262	245,104
Interest on deposits with banks and federal funds sold	16,380	32,028	5,768	18,660
Total Interest Income	11,819,212	11,576,707	5,981,886	6,089,803

Interest expense:
Interest on deposits	948,571	610,228	464,170	301,169
Interest on Fed Funds Purchased	604		604
Interest on short-term borrowings	23,644	--	9,868	--
Total Interest Expense	972,819	610,228	474,642	301,169
Net Interest Income	10,846,393	10,966,479	5,507,244	5,788,634

Provision for loan losses	571,809	359,844	296,700	140,679

Net interest income after provision for loan losses	10,274,584	10,606,635	5,210,544	5,647,955

Noninterest income:
Electronic banking fees	1,202,246	1,316,347	626,056	676,353
Mortgage banking fees and gains	997,707	508,063	604,065	195,388
(Loss) gain on sale of real estate acquired through foreclosure	39,449	28,925	40,077	27,096
Brokerage commissions	--	--
Service charges on deposit accounts	149,731	203,945	70,714	111,432
Bargain purchase gain	--	697,526	--	697,526
Gain on securities sold	77,490	--	--
Other income	357,330	2,936,626	245,821	2,730,265
Total Noninterest Income	2,823,953	5,691,432	1,586,733	4,438,060

Noninterest Expenses:
Salary and employee benefits	6,062,935	6,524,461	3,143,816	3,159,029
Occupancy expenses	1,376,258	1,534,110	656,426	784,831
Furniture and equipment expenses	520,572	594,954	245,171	282,825
Legal, accounting and other professional fees	737,179	732,225	369,151	338,105
Data processing and item processing services	625,880	492,337	283,207	217,187
FDIC insurance costs	203,383	202,686	97,072	134,977
Advertising and marketing related expenses	95,304	184,965	66,555	145,560
Foreclosed property expenses	229,463	390,392	169,100	191,029
Loan collection costs	199,377	152,903	111,867	105,724
Core deposit intangible amortization	458,653	492,742	204,107	218,447
Merger and acquisition related expenses	--	240,288	--	128,965
Other expenses	1,122,878	1,053,312	585,526	549,023
Total Noninterest Expenses	11,631,882	12,595,375	5,931,998	6,255,702
Income before income taxes	1,466,655	3,702,692	865,279	3,830,313
Income tax expense	577,487	865,702	319,364	1,075,058
Net income	889,168	2,836,990	545,915	2,755,255

Basic net income per common share	$ 0.08	$ 0.29	$ 0.05	$ 0.27

Diluted net income per common share	$ 0.08	$ 0.29	$ 0.05	$ 0.27

Bay Bancorp, Inc.
Consolidated Statements of Stockholders' Equity
For the Six Months Ended June 30, 2015 and 2014
(Unaudited)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total

Balance December 31, 2013	$ 9,379,753	$ 36,357,001	$ 7,703,597	$ 1,113,917	$ 54,554,268

Net income	--	--	2,836,990	--	2,836,990
Other comprehensive income			--	393,823	393,823
Issuance of restricted common stock	16,256	(16,256)	--	--	--
Stock-based compensation	--	260,508	--	--	260,508
Issuance of common stock	1,422,764	5,577,236	--	--	7,000,000
Balance June 30, 2014	$ 10,818,773	$ 42,178,489	$ 10,540,587	$ 1,507,740	$ 65,045,589

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total

Balance December 31, 2014	$ 11,014,517	$ 43,228,950	$ 10,736,305	$ 1,663,514	$ 66,643,286

Net income	--	--	889,168	--	889,168
Other comprehensive income			--	(1,553,950)	(1,553,950)
Stock-based compensation	--	132,052	--	--	132,052
Issuance of common stock	16,597	--	--	--	16,597
Balance June 30, 2015	$ 11,031,114	$ 43,361,002	$ 11,625,473	$ 109,564	$ 66,127,153

Bay Bank, FSB
Capital Ratios
(Unaudited)

	Actual		To Be Considered Adequately Capitalized		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2015:
Total Risk-Based Capital Ratio	$ 64,639	17.39%	$ 29,736	8.00%	$ 37,170	10.00%
Tier I Risk-Based Capital Ratio	$ 63,206	17.00%	$ 14,868	4.00%	$ 22,302	6.00%
Common Equity Tier I Capital Ratio	$ 63,206	17.00%	$ 16,726	4.50%	$ 24,160	6.50%
Leverage Ratio	$ 63,206	13.23%	$ 19,106	4.00%	$ 23,882	5.00%

As of March 31, 2015:
Total Risk-Based Capital Ratio	$ 64,172	16.57%	$ 30,982	8.00%	$ 38,728	10.00%
Tier I Risk-Based Capital Ratio	$ 62,818	16.22%	$ 15,491	4.00%	$ 23,237	6.00%
Common Equity Tier I Capital Ratio	$ 62,818	16.22%	$ 17,428	4.50%	$ 25,174	6.50%
Leverage Ratio	$ 62,818	13.01%	$ 19,314	4.00%	$ 24,142	5.00%

As of December 31, 2014:
Total Risk-Based Capital Ratio	$ 62,743	16.66%	$ 30,129	8.00%	$ 37,661	10.00%
Tier I Risk-Based Capital Ratio	$ 61,448	16.31%	$ 15,070	4.00%	$ 22,605	6.00%
Leverage Ratio	$ 61,448	12.94%	$ 18,995	4.00%	$ 23,743	5.00%

As of September 30, 2014:
Total Risk-Based Capital Ratio	$ 60,376	16.14%	$ 29,922	8.00%	$ 37,402	10.00%
Tier I Risk-Based Capital Ratio	$ 59,247	15.84%	$ 14,961	4.00%	$ 22,441	6.00%
Leverage Ratio	$ 59,247	12.51%	$ 18,943	4.00%	$ 23,679	5.00%

As of June 30, 2014:
Total Risk-Based Capital Ratio	$ 60,205	15.99%	$ 30,122	8.00%	$ 37,653	10.00%
Tier I Risk-Based Capital Ratio	$ 59,105	15.70%	$ 15,061	4.00%	$ 22,592	6.00%
Leverage Ratio	$ 59,105	12.27%	$ 19,263	4.00%	$ 24,079	5.00%

As of March 31, 2014:
Total Risk-Based Capital Ratio	$ 49,354	15.53%	$ 25,423	8.00%	$ 31,778	10.00%
Tier I Risk-Based Capital Ratio	$ 48,412	15.23%	$ 12,711	4.00%	$ 19,067	6.00%
Leverage Ratio	$ 48,412	11.44%	$ 16,927	4.00%	$ 21,159	5.00%

As of December 31, 2013:
Total Risk-Based Capital Ratio	$ 47,815	14.68%	$ 26,079	8.00%	$ 32,562	10.00%
Tier I Risk-Based Capital Ratio	$ 46,964	14.42%	$ 13,025	4.00%	$ 19,537	6.00%
Leverage Ratio	$ 46,964	11.41%	$ 16,461	4.00%	$ 20,577	5.00%

Bay Bancorp, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended		Year Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014	December 31, 2014
Financial Data:
Assets	$ 488,535,725	$ 487,030,660	$ 487,470,042	$ 488,535,725	$ 487,470,042	$ 479,942,985
Investment securities	41,100,340	34,187,512	35,829,418	41,100,340	35,829,418	36,665,607
Loans (net of deferred fees and costs)	385,652,537	391,537,271	395,046,505	385,652,537	395,046,505	393,051,192
Allowance for loan losses	(1,432,546)	1,353,849	(1,099,646)	(1,432,546)	(1,099,646)	1,294,976
Deposits	384,451,453	404,304,599	419,144,394	384,451,453	419,144,394	387,830,131
Borrowings	33,150,000	12,150,000	--	33,150,000	--	22,150,000
Stockholders' equity	66,127,153	65,650,640	65,045,589	66,127,153	65,045,589	66,643,286

Net (loss) income	545,915	343,253	2,644,926	889,168	2,836,990	3,032,708

Average Balances:
Assets	480,665,265	485,027,802	448,315,402	483,379,977	433,105,069	459,673,750
Investment securities	35,386,462	35,318,852	36,926,555	35,352,844	36,840,255	37,773,016
Loans (net of deferred fees and costs)	386,984,981	392,780,700	339,716,287	389,866,830	328,534,157	364,499,210
Borrowings	13,702,198	16,155,556	--	14,922,099	--	9,269,231
Deposits	395,286,356	399,249,747	385,002,128	397,256,654	372,535,119	385,700,292
Stockholders' equity	67,139,931	66,785,682	60,238,668	67,509,728	57,861,683	61,530,969

Performance Ratios:
Return on average assets	0.46%	0.29%	2.37%	0.37%	1.32%	0.66%
Return on average equity	3.26%	2.08%	17.61%	2.66%	9.89%	4.93%
Yield on average interest-earning assets	5.30%	5.17%	5.84%	5.24%	5.78%	5.59%
Rate on average interest-bearing liabilities	0.46%	0.63%	0.42%	0.62%	0.44%	0.42%
Net interest spread	4.69%	4.54%	5.42%	4.61%	5.34%	5.17%
Net interest margin	4.88%	4.73%	5.56%	4.81%	5.48%	5.30%

Book value per share	$ 5.98	$ 5.96	$ 6.01	$ 5.98	$ 6.01	$ 6.05
Basic net income per share	0.05	0.03	0.26	0.08	0.29	0.29
Diluted net income per share	0.05	0.03	0.26	0.08	0.29	0.29

	June 30, 2015	March 31, 2015	June 30, 2014	December 31, 2014
Asset Quality Ratios:
Allowance for loan losses to loans	0.37%	0.35%	0.28%	0.33%
Nonperforming loans to total loans	2.98%	3.59%	4.29%	3.27%
Nonperforming assets to total assets	2.68%	3.22%	3.79%	2.99%
Net charge-offs annualized to avg. loans	0.06%	0.06%	-0.02%	0.06%

Capital Ratios (Bay Bank, FSB):
Total risk-based capital ratio	17.39%	16.57%	15.99%	16.66%
Common equity tier 1 capital ratio	17.00%	16.22%	N/A	N/A
Tier 1 risk-based capital ratio	17.00%	16.22%	15.70%	16.31%
Leverage ratio	13.23%	13.01%	12.27%	12.94%
CONTACT: For investor inquiries contact:

         Joseph J. Thomas, President and CEO
         410-536-7336
         jthomas@baybankmd.com
         7151 Columbia Gateway Drive,
         Suite A
         Columbia, MD 21046

         For further information contact:

         Larry D. Pickett, Chief Financial Officer
         lpickett@baybankmd.com
         410-312-5415